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                       [LETTERHEAD OF BDO APPEARS HERE]



November 9, 1995


Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on November 8, 1995, to be filed by our former client, The Score Board, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firn.

Very truly yours,


/s/ BDO Seidman, LLP